As filed with the Securities and Exchange Commission on August 22, 2025

Registration No. 333-206803

Registration No. 333-221019

Registration No. 333-229429

Registration No. 333-258624

Registration No. 333-274190

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333- 206803

Form S-8 Registration Statement No. 333- 221019

Form S-8 Registration Statement No. 333- 229429

Form S-8 Registration Statement No. 333- 258624

Form S-8 Registration Statement No. 333- 274190

UNDER
THE SECURITIES ACT OF 1933

Xylo Technologies Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10 HaNechoshet St.
Tel Aviv 6971072, Israel
+972 (3) 689-9124
(Address of principal executive offices and zip code)

Medigus Ltd. 2013 Share Option and Incentive Plan
(Full title of the plans)

Puglisi & Associates

850 Library Avenue, Suite 204,

Newark, DE, 19711, USA

Tel: 303-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shachar Hadar Meitar | Law Offices 16 Abba Hillel Road Ramat Gan, 5250608, Israel Tel: +972 (3) 610-3100 Fax: +972 (3) 610-3111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This filing (the “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Xylo Technologies Ltd. (f/k/a Medigus Ltd.), a company organized under the laws of the State of Israel (the “Company”), with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement No. 333-206803 filed with the SEC on September 8, 2015, pertaining to the registration of 20,000,000ordinary shares, no par value per share, of the Company (each, an “Ordinary Share”) under the Medigus Ltd. 2013 Share Option and Incentive Plan (the “Plan”).

●	Registration Statement No. 333-221019 filed with the SEC on October 19, 2017, pertaining to the registration of an additional 12,000,000 Ordinary Shares under the Plan.

●	Registration Statement No. 333-229429 filed with the SEC on January 30, 2019, pertaining to the registration of an additional 5,330,000 Ordinary Shares under the Plan.

●	Registration Statement No. 333-258624 filed with the SEC on August 9, 2021, pertaining to the registration of an additional 43,000,000 Ordinary Shares under the Plan.

●	Registration Statement No. 333-274190 filed with the SEC on August 24, 2023, pertaining to the registration of an additional 6,000,000 Ordinary Shares under the Plan.

On June 22, 2025, the District Court of Tel Aviv (Economic Division) approved an arrangement (the “Arrangement”) pursuant to Section 350 of the Israeli Companies Law, 5759-1999, between the Company and its shareholders. The Arrangement, which was previously approved by the Company’s shareholders, provides for the acquisition by L.I.A. Pure Capital Ltd. (the “Applicant”) of all issued and outstanding share capital of the Company not already owned by the Applicant. Pursuant to the Arrangement, on or about the date hereof, the Applicant completed or will complete the purchase of all of the issued and outstanding share capital of the Company, with the Company becoming a wholly owned subsidiary of the Applicant.

As a result of the consummation of the Arrangement, the Company has terminated all offerings of its Ordinary Shares pursuant to each of the Registration Statements under the Securities Act of 1933, as amended. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any Ordinary Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Ordinary Shares registered under the Registration Statements that remain unsold as of the date hereof, if any, and terminates the effectiveness of each of the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on this 22nd day of August, 2025.

XYLO TECHNOLOGIES LTD.

By:	/s/ Tali Dinar
Tali Dinar
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

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